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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 033-19947 of Hartford Life Insurance Company DC Variable Account - I and Hartford Life Insurance Company Separate Account Two on Form N-4, of our report dated February 21, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's change in its method of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004), relating to Hartford Life Insurance Company as of December 31, 2006 and 2005, and for each of the three years in the period ended December 31, 2006, and of our reports dated February 19, 2007, relating to the statements of assets and liabilities of Hartford Life Insurance Company DC Variable Account - I and Hartford Life Insurance Company Separate Account Two as of December 31, 2006, and the related statements of operations and of changes in net assets and the financial highlights for the respective stated periods then ended, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP
Hartford, Connecticut
April 4, 2007